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For Immediate Release                                                  CONTACTS:
October 11, 2000                                                      News Media
                                               Michael J. McGarry (703) 561-6063
                                                             Financial Community
                                                 Thomas L. Hughes (703) 561-6001


COLUMBIA ENERGY GROUP TO SELL INTERESTS IN COLUMBIA ELECTRIC CORP. OPERATING FACILITIES TO DELTA POWER COMPANY

     HERNDON, Va., October 11, 2000 - Columbia Energy Group announced today that its Columbia Electric subsidiary has agreed to sell its interests in four power generation plants to a partnership between Delta Power Company and John Hancock Life Insurance Company for an undisclosed sum. The sale includes Columbia Electric's interests in the following operating facilities:

- The Gregory Power Project near Corpus Christi, Texas, a 550 megawatt (MW) equivalent combined cycle facility that provides both steam and electricity to Alcoa's Sherwin alumina facility and sells excess electricity into the ERCOT region, primarily through a marketing agreement with Dynegy. Columbia Electric has a 50% ownership interest in this facility.

- An approximately 117 MW combined cycle facility near Pedricktown, New Jersey that provides steam and electricity for industrial use to Geon and sells excess electricity into the PJM merchant marketplace. Columbia Electric has a 50% ownership interest in this facility.

- An approximately 47 MW combined cycle facility near Vineland, New Jersey that provides electricity to the City of Vineland Electric Utility and steam to Diageo's Progresso unit. Columbia Electric has a 50% ownership interest in this facility.

- An approximately 85 MW cogeneration facility in Rumford, Maine. Columbia Electric has approximately a 10% ownership interest in this facility.

     These projects are Qualifying Facilities under the Public Utilities Regulatory Policy Act (PURPA), and were not included in the previously announced sale of Columbia Electric to Orion Power Holdings.

Columbia Energy Group, based in Herndon, Va., is one of the nation's leading energy services companies, with assets of approximately $7 billion. Its operating companies engage in nearly all phases of the natural gas business, including exploration and production, transmission, storage and distribution, propane and petroleum product sales, and electric power generation. Information about Columbia Energy Group (NYSE:CG) is available on the Internet at www.columbiaenergygroup.com.
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Delta Power Company, LLC, based in Morristown. N.J., is a privately held independent power company that develops, owns and manages power projects. In addition to this transaction, Delta owns interests in six other natural gas fired power plants in the U.S. Information about Delta Power Company is available on the Internet at www.deltapower.com.

John Hancock Life Insurance Company is a wholly owned subsidiary of John Hancock Financial Services Inc. John Hancock Financial Services, Inc. (NYSE: JHF) and its affiliated companies provide a broad array of insurance and investment products and services to retail and institutional customers. As of June 30, 2000, John Hancock and its subsidiaries had total assets under management of $126.9 billion. Information about John Hancock is available at www.jhancock.com.

This press release contains "forward-looking statements" within the meaning of the Federal securities laws, including statements concerning Columbia's, Columbia Electric's, and Delta Power's plans, objectives and expected performance. There can be no assurance that actual results will not differ materially due to various factors, many of which are beyond the control of the companies, including, but not limited to, market conditions and competition.

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